Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, 303-312-8155

Bill Barrett Corporation Announces

22% Increase in 2011 Proved Reserves Including 135% Increase in Oil

and Provides 2012 Guidance

DENVER – January 24, 2012 – Bill Barrett Corporation (NYSE: BBG) announced today certain unaudited operating results for year-end 2011 and certain operating guidance for 2012. Highlights from 2011 include (unaudited):

•	Proved reserve growth of 22% to 1.365 Tcfe, or 331% production replacement
•	Proved, probable and possible reserve growth of 20% to 3.0 Tcfe
•	Production growth of 11% to 106.8 Bcfe including 37% growth in oil production
•	Total estimated exploration and development capital expenditures of $704 million
•	Maintained strong balance sheet with more than $800 million of liquidity

Chairman, Chief Executive Officer and President Fred Barrett commented: “2011 was a year of building our long-term exploration and development portfolios while also transitioning these portfolios to have a stronger weighting of assets that target oil and natural gas liquids (“NGLs”). I am very pleased with our execution as we closed 2011 with approximately 27% (see “Disclosure Statements” below) of our production sold as oil and liquids, or benefitting from a pricing uplift from liquids processing. We increased our proved reserves by 22%, increased our proved, probable and possible reserves (see “Reserve Disclosure” below) by 20% and, within those metrics, increased proved oil reserves by 135% and nearly tripled proved, probable and possible oil reserves. Strong 11% production growth included a 37% increase in oil production. The transition to more oil and NGLs was successfully achieved at our Uinta Oil Program (“UOP”) with expansion at both the vertical Wasatch-Green River and horizontal Uteland Butte programs. Adding to this growth were key acquisitions in the Uinta area and Denver-Julesburg (“DJ”) Basin that each added oil reserves and production. As a result, we closed 2011 with a drilling inventory of nearly 3,500 gross locations, an increase of more than 50%, predominantly from our success in the Uinta Oil Program. We are building scale and better positioning our Company for long-term, low risk growth while achieving the portfolio balance that allows us to take advantage of current commodity markets that reward oil and NGLs over dry natural gas. We closed 2011 with our balance sheet and debt metrics in excellent condition and will seek to continue our growth strategy going forward.

“We enter 2012 with eight of nine drilling rigs targeting oil and NGLs, focusing our capital expenditures on the highest return programs in the face of natural gas forward strip prices at a 10-year low. This flexibility is a testament to our asset quality and deep inventory for liquids. We are currently operating our largest drilling program to date as we have made a strategic decision to drive what we consider step-change growth in cash flow over the next few years. Our capital expenditure budget for 2012 is $900 to $1,000 million, yet our plan offers flexibility to be adjusted to meet macro-industry trends. Capital expenditures beyond expected cash flows represent an operational transition to higher margin liquids growth. Our three-year plan will ultimately allow us to closer align capital expenditures and cash flow while maintaining double digit production growth, driving significantly increased cash flows and increased value for our shareholders. Our 2012 capital budget includes approximately 15% for exploration, where we have built an exciting and active portfolio of prospects, all of which are horizontal oil targets. Our production guidance for 2012 is 126 to 130 billion cubic feet equivalent (“Bcfe”) offering 18% to 22% growth, including nearly 80% growth in oil production. Currently, we have approximately 50% of natural gas production hedged at an average price of $4.33 per million British thermal units (“MMBtu”), partially mitigating our exposure to the current negative commodity price environment for natural gas. We expect approximately 13% of 2012 production to be oil and approximately 16% of production to benefit from NGL pricing. We are starting 2012 optimistic about our development programs, further upside potential in the Uinta Oil Program and upcoming exploration results in several areas. Our 2012 plan, in which our drilling plans are significantly focused on oil and NGLs, delivers sizable production growth with solid economics at today’s crude oil and NGL prices. We have the acreage position and necessary talent to deliver.”

2011 YEAR-END ESTIMATED RESERVES, PRODUCTION AND CAPITAL EXPENDITURES

(The following information is unaudited and preliminary. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2011 currently planned to be filed with the Securities and Exchange Commission (“SEC”) by the end of February 2012.)

The increase in 2011 reserves primarily reflects initiating full-field development at West Tavaputs, substantial growth in the Uinta Oil Program through both drilling and acquisition as well as an acquisition in the Denver-Julesburg Basin.

Reserves	Bcfe
2010 year-end estimated proved reserves	1,118
2011 estimated production	(107)
2011 reserve additions, revisions and acquisitions	354

2011 year-end estimated proved reserves	1,365

Production replacement ratio	331%

Year-end estimated proved reserves of 1.365 trillion cubic feet equivalent (“Tcfe”) were 87% natural gas and 13% oil. Further, estimated proved reserves were 51% developed and 49% undeveloped. The present value of proved reserves, or PV10, was estimated at $2.1 billion, which is a $600 million or 40% increase from year-end 2010. The present value calculation is before taxes and is based on a Colorado Interstate Gas (“CIG”) natural gas price of $3.93 per MMBtu, a West Texas Intermediate (“WTI”) oil price of $92.71 per barrel and a 10% per annum discount rate. PV10 information is provided because it is a commonly used metric in the exploration and production industry.

In addition to proved reserves, the Company estimates it has probable and possible reserves of 1.679 Tcfe at December 31, 2011 for total proved, probable and possible reserves of approximately 3.044 Tcfe. See “Reserve Disclosure” note below.

Production

Estimated production for 2011 was 106.8 Bcfe and was comprised of 92% natural gas and 8% oil. Estimated fourth quarter 2011 production was 29.1 Bcfe, up 20% from 24.2 Bcfe in the fourth quarter of 2010.

Capital Expenditures

Preliminary, unaudited capital expenditures for 2011 were $987.3 million, including $704.5 exploration, development and corporate capital plus $282.8 for acquisitions. The following is a summary of unaudited production and capital expenditures for 2011, and reserves and gross drilling locations at December 31, 2011 for each of our primary development areas:

	Year-ended December 31, 2011
Basin	Production	Capital Expenditures	Proved Reserves	3P Reserves	Locations
	(Bcfe)	(in millions)	(Bcfe)	(Bcfe)	(gross)
Piceance	48.8	$209	596.0	733	626
Uinta -UOP	6.3	250	172.8	787	1,688
Uinta -WTP	32.0	269	460.6	1,171	622
DJ Basin	0.5	182	41.1	141	283
Powder River-CBM	13.2	4	55.7	90	168
Wind River	5.3	4	35.2	97	30
Other	0.7	69	3.3	25	82

Totals	106.8	$987	1,364.7	3,044	3,499

Other

Under successful efforts accounting, the Company expects to record impairment, dry hole and abandonment expenses in the fourth quarter of 2011 of approximately $16 million (pre-tax), of which approximately $2 million relates to additional expenses associated with exploratory dry holes recorded in the third quarter of 2011 and approximately $14 million relates to impairment of undeveloped leaseholds, primarily located in Wyoming. For the full year 2011, impairment, dry hole and abandonment expenses are estimated at $35 million. These amounts are unaudited and subject to further review by management and independent auditors.

2011 YEAR-END DEBT AND LIQUIDITY

The Company had $70.0 million drawn on its revolving credit facility at December 31, 2011. The revolving credit facility has commitments totaling $1.1 billion and a borrowing base of $900.0 million. Including an outstanding letter of credit for $26.0 million, the Company had $804.0 million of borrowing capacity at December 31, 2011. The Company expects to draw from its revolving credit facility during 2012 as capital expenditures are expected to exceed cash flows from operations. The Company also had $172.5 million of convertible senior notes, $250.0 million in 9.875% senior notes and $400.0 million in 7.625% senior notes outstanding at December 31, 2011.

2012 OPERATING GUIDANCE

The Company plans to spend between $900 and $1,000 million for capital expenditures in 2012 for exploration and development programs, including facilities costs. The Company expects to drill approximately 370 gross development wells in 2012, which will include approximately 175 wells at Gibson Gulch, approximately 100 wells in the Uinta Oil Program, approximately 60 wells at West Tavaputs and approximately 15 wells in the DJ Basin Greater Wattenberg area. Capital expenditures are expected to be allocated approximately 85% for development projects and 15% toward exploration and delineation activities. At year-end 2011, the Company had 78 wells drilled to be completed during 2012.

The Company is providing the following guidance for its 2012 activities. See “Forward-Looking Statements” below.

2012 Capital Expenditures, Production and Costs Guidance

Capital expenditures before the effect of significant acquisitions or divestitures (in millions)	$900 - $1,000

Production (Bcfe)	126 - 130

Operating costs per unit (per Mcfe)

Lease operating	$0.55 - $0.59
Gathering, processing & transportation	$0.90 - $0.95

General & administrative expenses excluding

non-cash, stock-based compensation (per Mcfe)	$0.43 - $0.47

COMMODITY HEDGES UPDATE

The Company has hedges in place for approximately 50% of forecast 2012 production. Natural gas hedges are all tied to Rocky Mountain regional pricing. Generally, it is the Company’s strategy to hedge 50% to 70% of production through basis at regional sales points on a forward 12-month basis in order to reduce the risks associated with unpredictable future natural gas and oil prices and to provide certainty for a portion of its cash flow to support its capital expenditure program.

The following table summarizes hedge positions as of January 18, 2012:

SWAPS & COLLARS
Period	Natural Gas /NGLs		Oil		EQUIVALENT
	Volume	Price	Volume	Price	Volume	Price
	MMBtu/d	$/MMBtu	Bbl/d	$/Bbl	MMcfe	$/Mcfe
1Q12	182,927	$5.19	4,466	$100.45	17,571	$7.24
2Q12	143,131	$5.02	4,500	$100.46	14,298	$7.45
3Q12	156,113	$4.92	4,500	$100.46	15,541	$7.22
4Q12	146,602	$4.81	4,500	$100.46	14,745	$7.22
1Q13	40,000	$4.16	1,700	$100.36	4,191	$7.24
2Q13	20,000	$4.42	1,700	$100.36	2,583	$9.13
3Q13	20,000	$4.42	1,700	$100.36	2,611	$9.13
4Q13	20,000	$4.42	1,700	$100.36	2,611	$9.13

In addition, the Company has basis only hedges in place for 2012 that hedge the price difference between CIG and NYMEX natural gas prices. For 2012, the Company has hedged 20,000 MMBtu/d at a basis differential price of ($1.22). These hedges are not in the money.

UPCOMING EVENTS

Investor Event

Company management will host an investor event this morning covering the Uinta Oil Program and the Company’s strategy and outlook. The event will be webcast live today at 9:30 a.m. Eastern time (7:30 a.m. Mountain time). The live and archived webcast will be available on the Company’s website homepage at www.billbarrettcorp.com under “Current Events” then click on “Investor Day – January 2012”. The slide presentation will be viewable beginning at the commencement of the webcast and will also be available on the homepage of the Company’s website.

Credit Suisse Conference

Chairman, Chief Executive Officer and President Fred Barrett and Chief Operating Officer Scot Woodall will participate in investor meetings at the Credit Suisse Energy Summit 2012 to be held February 6-10, 2012. The Company will post an updated investor presentation to be used for this event on Monday, February 6, 2012 at 5:00 p.m. Mountain time.

2011 Fourth Quarter and Full Year Results Release

The Company intends to release its fourth quarter and full year 2011 results on Thursday, February 23, 2012 before the market opens and host a webcast and conference call at noon Eastern time the same day. Please join Bill Barrett Corporation executive management for the webcast and call that will review 2011 results and 2012 strategy and plans. The webcast may be accessed at www.billbarrettcorp.com or the call-in number is 877-299-4454 (617-597-5447) with passcode 40513373. A replay of the call will also be available through February 28, 2012 at call-in number 888-286-8010 (617-801-6888) with passcode 27578683.

DISCLOSURE STATEMENTS

Year-end 2011 Results Presented are Unaudited

Results for year-end 2011 presented in this press release are preliminary and unaudited. These unaudited amounts are subject to further review by management and independent auditors.

Calculation of Natural Gas Liquids as a Percent of Sales Volumes

The Company’s natural gas production is based on wellhead volumes and its natural gas revenue includes the incremental revenue benefit of receiving NGL sales prices for NGL volumes processed by the purchasers of our natural gas deliveries. Many oil and gas producing companies report NGL volumes and revenues separate from natural gas volumes and revenues. In order to provide a metric that is comparable to other oil and gas production companies, the Company is providing the percentage of total company sales volumes that receive NGL pricing based on the barrel of oil equivalent NGL volumes for revenues received from our gas purchasers. The NGL volumes identified by our gas purchasers are converted to an oil equivalent based on 42 gallons per barrel and compared to overall gas equivalent production based on a 1 barrel to 6 Mcf ratio.

Reserve Disclosure

The SEC permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. The Company does not plan to include probable and possible reserve estimates in its filings with the SEC.

The Company has provided internally generated estimates for probable and possible reserves in this release. The estimates conform to SEC guidelines. They are not prepared or reviewed by third party engineers. Our probable and possible reserve estimates are determined using strip pricing, which we use internally for planning and budgeting purposes. The Company’s estimate of probable and possible reserves is provided in this release because management believes it is useful, additional information that is widely used by the investment community in the valuation, comparison and analysis of companies. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2010, available on the Company’s website at www.billbarrettcorp.com or from the corporate offices at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2012 Guidance,” which contains projections for certain 2012 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements. The Company also provides unaudited estimates of certain year-end results, which are subject to revision in our audited financial statements to be included in our Annual Report on Form 10-K to be filed in February 2012.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, market conditions, oil and gas price volatility, exploration and development drilling and testing results, performance of acquired properties, the ability to receive drilling and other permits and rights-of-way, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation, processing and refining, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.